Exhibit 5.1
[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY (US) LLP]
March 23, 2011
KeyCorp
127 Public Square
Cleveland, Ohio 44114
Re:	Issuance of 70,621,470 common shares, par value $1.00 per share (the “Common Shares”)
Ladies and Gentlemen:
     We have acted as counsel to KeyCorp, an Ohio corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (File No. 333-151608) (the “Registration Statement”) filed on June 12, 2008 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the issuance and sale of the above-referenced Common Shares pursuant to an Underwriting Agreement dated March 18, 2011 (the “Underwriting Agreement”), between the Corporation, on the one hand, and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC, as managers of the several underwriters listed on Schedule II thereto (collectively, the “Underwriters”), on the other hand.
     The Common Shares are being offered and sold by the Corporation pursuant to the Registration Statement and the base prospectus dated June 12, 2008, as supplemented by the preliminary prospectus supplement dated March 18, 2011, and as further supplemented by the prospectus supplement dated March 18, 2011 (as supplemented, the “Prospectus”).
     We have examined the Registration Statement, the Prospectus and the Underwriting Agreement. We are familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Common Shares, and we have examined such corporate records of the Corporation and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents, and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine. We have further assumed that each of the documents have been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and constitute valid and legally binding obligations of such parties enforceable in accordance with their respective terms.

KeyCorp
March 23, 2011

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Underwriting Agreement, the Common Shares will be validly issued, fully paid and non-assessable.
     This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.
     The attorneys involved in the preparation of this opinion are licensed to practice law in the State of Ohio and, accordingly, the foregoing opinions are limited solely to the laws of the State of Ohio and applicable federal laws of the United States of America. We express no opinion as to matters governed by any laws other than laws of the State of Ohio and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on March 23, 2011, and thereby incorporated by reference into the Registration Statement, and to the reference to our firm under the caption “Validity of Securities” contained in the Prospectus.

Very truly yours,
/s/ Squire, Sanders & Dempsey (US) LLP